Exhibit 99.1

Kimco Realty Announces First Quarter 2018 Results

– Strong Operating Fundamentals Drive Growth in Occupancy, Leasing Spreads and Same Property Net Operating Income –

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--April 26, 2018--Kimco Realty Corp. (NYSE:KIM) today reported results for the first quarter ended March 31, 2018.

First Quarter Highlights:

  Increased net income available to the company’s common shareholders to $0.30 per diluted share, compared to $0.15 per diluted share during the same period in 2017.
  Achieved 5.4% growth in Funds from operations available to the company’s common shareholders (NAREIT FFO) to $0.39 per diluted share, compared to $0.37 per diluted share during the same period in 2017.
  Grew same-property net operating income 2.6% over the same period in 2017.
  Increased pro-rata occupancy to 96.1%, representing year-over-year and sequential improvement of 80 and 10 basis points, respectively.
  Generated new leasing spreads of 15.6%, representing the sixteenth consecutive quarter that the rental rate for new leases increased by more than 10% over the prior rent for the comparable space.
  Disposed of 21 shopping centers totaling 2.3 million square feet for a gross sales price of $219.5 million. Kimco’s share of the sales price was $210.2 million.

Financial Results

Net income available to the company’s common shareholders for the first quarter of 2018 was $129.5 million, or $0.30 per diluted share, compared to $65.2 million, or $0.15 per diluted share, for the first quarter 2017. The increase was primarily due to $41.6 million of higher gains on the sales of operating properties, net of impairments, a $6.6 million increase in net operating income, and $12.1 million of lower depreciation expense on operating properties. Gains on sales, property impairments, and depreciation related to operating properties are excluded from the calculation of NAREIT FFO.

NAREIT FFO was $164.9 million, or $0.39 per diluted share, for the first quarter 2018 compared to $155.1 million, or $0.37 per diluted share, for the first quarter 2017. NAREIT FFO for the first quarter of 2018 included $7.0 million of transactional income (net of transactional charges). This compares to $0.6 million of transactional charges (net of transactional income) in the first quarter of 2017.

FFO as adjusted available to common shareholders, which excludes the effects of non-operating impairments as well as transactional income and charges, was $157.8 million, or $0.37 per diluted share, for the first quarter 2018 compared to $155.8 million, or $0.37 per diluted share, for the first quarter 2017.

A reconciliation of net income to NAREIT FFO, FFO as adjusted and same-property NOI is provided in the tables accompanying this press release.

Operating Results

  Pro-rata anchor occupancy improved to 98.3%, a 100-basis-point increase over the same period in 2017 and a 20-basis-point increase sequentially; Small shop occupancy was unchanged at 89.6%.
  Pro-rata rental-rate leasing spreads increased 8.1% during the first quarter 2018, with rental rates for new leases up 15.6% and renewals/options up 7.3%.

Investment Activity

Dispositions:

As previously announced, during the first quarter, the company disposed of 21 shopping centers totaling 2.3 million square feet for a gross sales price of $219.5 million. Kimco’s share of the sales price was $210.2 million. The dispositions included a five-property portfolio in the St. Louis market for $49.5 million and a five-property portfolio spread across Florida and Georgia totaling $72.7 million.

Currently, the company has approximately $500 million of properties under contract or with an accepted offer and an additional $150 million of properties being marketed for sale.

Capital Activity

  As previously announced, the company issued an additional $34.5 million of 5.25% Class M cumulative redeemable preferred stock after the underwriters exercised their 30-day over-allotment option in January of 2018.
  The company repurchased 1.6 million shares of common stock for $24.3 million during the first quarter under the company’s $300 million share buyback program.
  Repaid $161.5 million of consolidated secured debt, including $100 million that was due in 2019.
2018 Full Year Guidance

Guidance (per diluted share)	Current	Previous
Net Income attributable to common shareholders:	$0.72 to $0.79	$0.66 to $0.74
NAREIT FFO & FFO as adjusted:	Unchanged	$1.42 to $1.46
Reconciliations are provided for these forward-looking non-GAAP metrics (NAREIT FFO and FFO as adjusted) in the tables accompanying this press release.

Pro-rata Operational Assumptions	Current	Previous
Same-property NOI (excluding redevelopments):	1.50% to 2.00%	1.25% to 2.00%
Net dispositions (7.50% to 8.00% blended cap rate):	Unchanged	$700 million to $900 million
Total redevelopment & development investment:	Unchanged	$425 million to $525 million

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.28 per common share, payable on July 16, 2018, to shareholders of record on July 3, 2018.

The board of directors also declared quarterly dividends with respect to each of the company’s Class I, Class J, Class K, Class L and Class M series of cumulative redeemable preferred shares. All dividends on the preferred shares will be paid on July 16, 2018, to shareholders of record on July 2, 2018.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, April 26, 2018, at 10:00 a.m. Eastern Daylight Time (EDT). The call will include a review of the company’s first quarter results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 7579900).

A replay will be available through July 26, 2018, by dialing 1-877-344-7529 (Passcode: 10118025). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of March 31, 2018, the company owned interests in 475 U.S. shopping centers comprising 81 million square feet of leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) valuation and risks related to the company’s joint venture and preferred equity investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for the company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiii) impairment charges and (xiv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

NAREIT FFO: A supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (“NAREIT FFO”) as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding gains or losses from sales of operating real estate assets and change in control of interests, plus (i) depreciation and amortization of operating properties and (ii) impairment of depreciable real estate and in substance real estate equity investments and (iii) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect NAREIT FFO on the same basis.

The company considers NAREIT FFO an important supplemental measure of our operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present NAREIT FFO when reporting results. Comparison of our presentation of NAREIT FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

FFO as Adjusted: A supplemental non-GAAP measure that the company believes is more reflective of its core operating performance and provides investors and analysts an additional measure to compare the company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. FFO as adjusted is generally calculated by the Company as NAREIT FFO excluding certain transactional income and expenses and non-operating impairments which management believes are not reflective of the results within the company’s operating real estate portfolio.

Same-Property NOI: A supplemental non-GAAP measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. The company considers same-property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate. Same-property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the period presented, and thus provides a more consistent performance measure for the comparison of the Company's properties.

Same-property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees, amortization of above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense plus the company’s proportionate share of same-property NOI from unconsolidated real estate joint ventures, calculated on the same basis. The company’s method of calculating same-property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	March 31,	December 31,
	2018	2017
Assets:
Operating real estate, net of accumulated depreciation
of $2,440,836 and $2,433,053, respectively	$9,362,899	$9,817,875
Investments in and advances to real estate joint ventures	560,068	483,861
Real estate under development	465,682	402,518
Other real estate investments	203,905	217,584
Mortgages and other financing receivables	21,376	21,838
Cash and cash equivalents	218,313	238,513
Marketable securities	11,627	13,265
Accounts and notes receivable, net	184,533	189,757
Other assets	344,099	378,515
Total assets	$11,372,502	$11,763,726

Liabilities:
Notes payable, net	$4,597,967	$4,596,140
Mortgages payable, net	499,355	882,787
Dividends payable	132,209	128,892
Other liabilities	624,423	617,617
Total liabilities	5,853,954	6,225,436
Redeemable noncontrolling interests	16,146	16,143

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,996,240 shares
42,580 and 41,200 shares issued and outstanding (in series), respectively
Aggregate liquidation preference $1,064,500 and $1,030,000, respectively	43	41
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 424,899,762 and 425,646,380 shares, respectively	4,249	4,256
Paid-in capital	6,164,185	6,152,764
Cumulative distributions in excess of net income	(743,845)	(761,337)
Accumulated other comprehensive loss	(66)	(1,480)
Total stockholders' equity	5,424,566	5,394,244
Noncontrolling interests	77,836	127,903
Total equity	5,502,402	5,522,147
Total liabilities and equity	$11,372,502	$11,763,726

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2018		2017
Revenues
Revenues from rental properties	$230,415		$227,711
Reimbursement income	63,716		58,129
Other rental property income	5,586		3,551
Management and other fee income	4,361		4,197
Total revenues	304,078		293,588
Operating expenses
Rent	2,818		2,783
Real estate taxes	40,434		38,269
Operating and maintenance	43,331		42,574
General and administrative	22,398		22,230
Provision for doubtful accounts	2,131		1,404
Impairment charges	7,646		1,617
Depreciation and amortization	81,382		92,074
Total operating expenses	200,140		200,951
Operating income	103,938		92,637

Other income/(expense)
Other income, net	6,179		1,273
Interest expense	(49,943)		(46,482)
Income from continuing operations before income taxes, net, equity in income of joint ventures, net, gain on change in control of interests and
equity in income from other real estate investments, net	60,174		47,428

(Provision)/benefit for income taxes, net	(52)		493
Equity in income of joint ventures, net	16,913		14,733
Gain on change in control of interests	-		10,188
Equity in income of other real estate investments, net	9,976		3,687

Income from continuing operations	87,011		76,529

Gain on sale of operating properties/change in control of interests	56,971		1,686

Net income	143,982		78,215
Net loss/(income) attributable to noncontrolling interests	108		(1,482)
Net income attributable to the Company	144,090		76,733
Preferred dividends	(14,589)		(11,555)
Net income available to the Company's common shareholders	$129,501		$65,178

Per common share:
Net income available to the Company: (2)
Basic	$0.30		$0.15
Diluted	$0.30	(1)	$0.15	(1)
Weighted average shares:
Basic	423,404		423,381
Diluted	424,521		424,146
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $244 for the three months ended March 31, 2018.
(2) Adjusted for earnings attributable from participating securities of ($599) and ($531) for the three months ended March 31, 2018 and 2017, respectively.

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO and FFO as Adjusted Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Net income available to the Company's common shareholders	$129,501	$65,178
Gain on sale of operating properties/change in control of interests	(56,971)	(1,098)
Gain on sale of joint venture operating properties/change in control of interests	(2,039)	(11,230)
Depreciation and amortization - real estate related	78,992	90,849
Depreciation and amortization - real estate jv's	9,284	9,540
Impairments of operating properties	7,646	2,595
Benefit for income taxes (2)	-	(39)
Noncontrolling interests (2)	(1,552)	(655)
Funds from operations available to the Company's common shareholders	164,861	155,140
Transactional (income)/expense, net	(7,049)	623
Funds from operations available to the Company's common shareholders as adjusted	$157,812	$155,763

Weighted average shares outstanding for FFO calculations:
Basic	423,404	423,381
Units	933	854
Dilutive effect of equity awards	287	765
Diluted (1)	424,624	425,000

FFO per common share - basic	$0.39	$0.37
FFO per common share - diluted (1)	$0.39	$0.37
FFO as adjusted per common share - diluted (1)	$0.37	$0.37
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $264 and $229 for the three months ended March 31, 2018 and 2017, respectively.
(2) Related to gains, impairments and depreciation on operating properties, where applicable.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Net income available to the Company's common shareholders	$129,501	$65,178
Adjustments:
Management and other fee income	(4,361)	(4,197)
General and administrative	22,398	22,230
Impairment charges	7,646	1,617
Depreciation and amortization	81,382	92,074
Interest and other expense, net	43,764	45,209
Provision/(benefit) for income taxes, net	52	(493)
Gain on change in control of interests	-	(10,188)
Equity in income of other real estate investments, net	(9,976)	(3,687)
Gain on sale of operating properties/change in control of interests	(56,971)	(1,686)
Net (loss)/income attributable to noncontrolling interests	(108)	1,482
Preferred dividends	14,589	11,555
Non same property net operating income	(24,403)	(26,919)
Non-operational expense from joint ventures, net	14,372	20,383
Same Property NOI	$217,885	$212,558

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Actual	Projected Range
	2017	Full Year 2018
		Low	High

Diluted net income available to common shareholder	$0.87	$0.72	$0.79
per common share

Depreciation & amortization	0.84	0.76	0.79

Depreciation & amortization real estate joint ventures,
net of noncontrolling interests	0.09	0.07	0.09

Gain on sale of operating properties/change in control of interests	(0.22)	(0.14)	(0.21)

Gain on sale of joint venture operating properties/change in control of interests	(0.18)	(0.01)	(0.02)

Impairments of operating properties	0.16	0.02	0.02

Noncontrolling interests	(0.01)	-	-

Projected FFO per diluted common share	$1.55	$1.42	$1.46

Transactional charges, net	(0.03)	-	-

Projected FFO, as adjusted per diluted common share	$1.52	$1.42	$1.46
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki, 1-866-831-4297
Senior Vice President, Investor Relations and Strategy
dbujnicki@kimcorealty.com